Exhibit 99.1

MAP Pharmaceuticals Submits New Drug Application to FDA for LEVADEX® Orally Inhaled Migraine Drug

MOUNTAIN VIEW, Calif., May 26, 2011 /PRNewswire/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has submitted a New Drug Application (NDA) to the United States Food and Drug Administration (FDA) for LEVADEX® orally inhaled migraine drug for the potential acute treatment of migraine in adults. According to the National Headache Foundation, approximately 30 million people in the United States suffer from migraine, a debilitating neurological disorder. Common symptoms of migraine include recurrent headaches, nausea, phonophobia (sensitivity to sound) and photophobia (sensitivity to light).

“This NDA submission marks a major corporate milestone for MAP Pharmaceuticals and brings us one step closer to our goal of providing the underserved migraine patient population with a potential new treatment option,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “Our comprehensive development program evaluated LEVADEX in approximately 1,000 patients for up to one year, treating nearly 10,000 migraines. If approved by the FDA, LEVADEX could potentially provide a new treatment option for migraine sufferers, including the millions of patients whose migraines are not well treated today.”

The 505(b)(2) NDA submission is based on a comprehensive development program for LEVADEX, and includes efficacy and safety data from the Phase 3 FREEDOM-301 clinical trial that has been presented at scientific conferences and was recently published in Headache: The Journal of Head and Face Pain. In the FREEDOM-301 trial, patients self-administered LEVADEX at home using the Company’s proprietary TEMPO® inhaler. LEVADEX contains a novel formulation of dihydroergotamine (DHE). Patients taking LEVADEX in this pivotal trial had statistically significant improvement at two hours compared to patients on placebo for all four co-primary endpoints:

•	Pain relief: 58.7 percent of patients who received LEVADEX compared with 34.5 percent for placebo (p<0.0001);

•	Phonophobia free: 52.9 percent of patients who received LEVADEX compared with 33.8 percent for placebo (p<0.0001);

•	Photophobia free: 46.6 percent of patients who received LEVADEX compared with 27.2 percent for placebo (p<0.0001); and

•	Nausea free: 67.1 percent of patients who received LEVADEX compared with 58.7 percent for placebo (p=0.02).

The most common adverse event reported in the double-blind placebo controlled portion of the trial was medication aftertaste at six percent versus two percent for placebo. The next most common adverse event reported was nausea at five percent compared with two percent for placebo. There were no differences in changes in lung function, as measured by spirometry, between the active and placebo groups.

The 12 month open-label, safety extension of the Phase 3 FREEDOM-301 trial was designed to evaluate overall safety of LEVADEX over six and 12 months of exposure. In total, more than 475 patients completed six months treatment and more than 250 patients completed 12 months treatment. There were no drug related serious adverse events reported in any LEVADEX trial.

The NDA submission also includes data from a pharmacokinetics (PK) trial evaluating the PK and safety of LEVADEX in smokers and non-smokers, a pharmacodynamics (PD) trial evaluating the acute effects of LEVADEX on pulmonary artery pressure, a thorough QT trial comparing the acute effects of a supra-therapeutic dose of LEVADEX on the cardiac QT interval as measured by electrocardiogram and a safety trial in adult asthmatics.

•	Systemic exposure to LEVADEX was not higher in smokers, potentially due to reduced pulmonary absorption, in the PK study comparing smokers vs. non-smokers.

•	There was no difference in pulmonary arterial systolic pressure between the LEVADEX and the placebo group over two hours in the PD study.

•	Results of the QT trial showed that a supra-therapeutic dose of LEVADEX does not increase QTc intervals.

•	PK concentrations for LEVADEX in asthmatics were similar to those in healthy subjects.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience three migraine attacks monthly, although 25 percent of them experience one or more attacks weekly. The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX, an orally inhaled investigational drug for the acute treatment of migraine. The Company has reported positive results from its Phase 3 trial of LEVADEX and has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. MAP Pharmaceuticals also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the filing of a New Drug Application and the regulatory process to have the company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2010, available at http://edgar.sec.gov.

CONTACT:
Nicole Foderaro	Lisa Borland
WCG	MAP Pharmaceuticals, Inc.
(415) 946-1058	650-386-3122
nfoderaro@wcgworld.com